Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CDW Corporation for the registration of common stock, preferred stock, depositary shares, warrants, subscription rights, debt securities, guarantees of debt securities, share purchase contracts, and share purchase units and to the incorporation by reference therein of our report dated February 28, 2017 (except for Notes 5 and 16 as to which the date is August 25, 2017), with respect to the consolidated financial statements and schedule of CDW Corporation and subsidiaries, included in CDW Corporation’s Current Report on Form 8-K, and of our report dated February 28, 2017 with respect to the effectiveness of internal control over financial reporting of CDW Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 16, 2014